AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996.

                                                REGISTRATION NO. 333-10909
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                              PRE-EFFECTIVE

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           FORSYTH BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         GEORGIA                     6022                    58-2231953
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)
                             425 TRIBBLE GAP ROAD
                            CUMMING, GEORGIA 30130
                                (770) 886-9500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                DAVID H. DENTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           425 TRIBBLE GAP ROAD
                            CUMMING, GEORGIA 30130
                                (770) 886-9500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

     COPIES OF ALL COMMUNICATIONS, INCLUDING COPIES OF ALL COMMUNICATIONS
                 SENT TO AGENT FOR SERVICE, SHOULD BE SENT TO:
         DAVID H. DENTON                           JEFFREY A. ALLRED, ESQ.
    FORSYTH BANCSHARES, INC.                     W. THOMAS CARTER III, ESQ.
      425 TRIBBLE GAP ROAD                          L. SCOTT ASKINS, ESQ.
     CUMMING, GEORGIA 30130                             ALSTON & BIRD
         (770) 886-9500                              ONE ATLANTIC CENTER
      (770) 781-6303 (FAX)                       1201 WEST PEACHTREE STREET
                                                 ATLANTA, GEORGIA 30309-3424
                                                       (404) 881-7000
                                                    (404) 881-7777 (FAX)
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
===============================================================================

PROSPECTUS

                           FORSYTH BANCSHARES, INC.

                             A HOLDING COMPANY FOR

                      THE CITIZENS BANK OF FORSYTH COUNTY

                        800,000 SHARES OF COMMON STOCK

                                ---------------
  This Prospectus relates to the offer of a minimum of 665,000 and a maximum of 800,000 shares of common stock, no par value (the "Common Stock"), to be issued by FORSYTH BANCSHARES, INC., a Georgia corporation (the "Company"), which has been organized to own and control all of the capital stock of THE CITIZENS BANK OF FORSYTH COUNTY (the "Bank"). The Company's mailing address and telephone number are currently 425 Tribble Gap Road, Cumming, Georgia 30130, (770) 886-9500. The organizers of the Company and the bank (the "Organizers") obtained preliminary approval of the Bank's application for charter as a state-chartered nonmember bank from the Department of Banking and Finance of the State of Georgia (the "DBF") on June 5, 1996 and preliminary approval of the Bank's application for deposit insurance from the Federal Deposit Insurance Corporation (the "FDIC") on July 3, 1996.

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                ---------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE
    FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

===============================================================================

                                                 PRICE TO       UNDERWRITING DISCOUNTS     PROCEEDS TO
                                                 PUBLIC(1)        AND COMMISSIONS(2)     THE COMPANY(3)
-------------------------------------------------------------------------------------------------------
Per Share.................................          $10                  None                $10.00
-------------------------------------------------------------------------------------------------------
Total(Minimum)............................      $6,650,000               None              $6,650,000
(Maximum).................................      $8,000,000               None              $8,000,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The offering price has been arbitrarily established by the Company. See "Risk Factors--Offering Price."

(2) This offering is expected to be made on behalf of the Company by its directors and executive officers, to whom no commission or other compensation will be paid on account of such activity, although they will be reimbursed for reasonable expenses incurred in the offering. The Company believes such officers and directors will not be deemed brokers under the Securities Exchange Act of 1934 (the "Exchange Act") based on reliance on Rule 3a4-1 of the Exchange Act. See "The Offering."
(3) Before deducting expenses related to this offering and the organization of the Company, estimated to be approximately $100,000. See "Use of Proceeds--By the Company."

  INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISK. AFTER COMPLETION OF THE OFFERING, BUT PRIOR TO THE COMPANY OBTAINING ALL FINAL REGULATORY APPROVALS FOR THE BANK TO COMMENCE BANKING OPERATIONS AND RECEIPT OF ITS CHARTER, IT IS POSSIBLE THAT THE BANK MAY NOT BE ABLE TO COMMENCE BANKING OPERATIONS, AND IN SUCH EVENT UPON LIQUIDATION OF THE COMPANY SHAREHOLDERS COULD RECEIVE LESS THAN THEIR ORIGINAL SUBSCRIPTION PRICE. SEE "RISK FACTORS-- RETURN OF LESS THAN SUBSCRIPTION AMOUNT."

  Sale of the Common Stock will commence on or about     , 1996. This is a
"best efforts" offering by the Company, and it will be terminated by the Organizers upon the sale of 800,000 shares or December 31, 1996, whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than August 31, 1997. However, the Organizers reserve the right to terminate the offering at any time after the sale of the minimum offering of 665,000 shares. Subscriptions are binding on subscribers and may not be revoked by subscribers without the consent of the Company until the earlier of the termination of the offering or August 31, 1997.

  Prospective investors should carefully review the Prospectus before subscribing for shares. SUBSCRIBERS MUST WARRANT IN THE SUBSCRIPTION AGREEMENT THAT THEY HAVE RECEIVED A COPY OF THIS PROSPECTUS. See "The Offering--How to Subscribe." The Company has established a minimum subscription of 200 shares and a maximum subscription by any subscriber of 5% of the total number of shares sold in the offering. However, the Organizers reserve the right to waive these limits without notifying any subscriber. In addition, the Organizers reserve the right to purchase up to 100% of the shares of stock being offered hereunder if necessary to complete the offering.

  Proceeds of the offering will be deposited in an escrow account at The Bankers Bank, Atlanta, Georgia, escrow agent, pending receipt of subscriptions and subscription proceeds for a minimum of 665,000 shares and satisfaction of certain other conditions of the offering. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. See "The Offering--Conditions of the Offering and Release of Funds." If the offering is terminated prior to completion, subscription payments will be promptly returned by the Company to the subscribers without interest. The Company will retain any interest earned to repay the expenses incurred by the Organizers in organizing the Company and the Bank. Any expenses not repaid with such interest will be paid by the Organizers.

                                ---------------

              THE DATE OF THIS PROSPECTUS IS OCTOBER   1996.

                            REPORTS TO SHAREHOLDERS

  The Company is currently not a reporting company as defined by the Securities and Exchange Commission (the "Commission"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the DBF. The Company's fiscal year ends on December 31. The Company will also furnish such other reports as it may determine appropriate or as otherwise may be required by law. Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), which include requirements to file annual and quarterly reports and other information with the Commission. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than 300 persons.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, please see the Registration Statement and the exhibits thereto. The Registration Statement may be inspected without charge at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

  The Company and the Organizers have filed or will file various applications with the FDIC, the Federal Reserve Bank of Atlanta (the "Federal Reserve") and the DBF. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the FDIC, the Federal Reserve and the DBF, is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus. Projections appearing in the applications were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus.

   THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.


                                  THE COMPANY

  Forsyth Bancshares, Inc., a Georgia corporation (the "Company"), was incorporated primarily to hold all of the capital stock of a state-chartered nonmember bank organized under the laws of the State of Georgia, The Citizens Bank of Forsyth County (the "Bank"). The Company may not acquire the capital stock of the Bank without the prior approval of the Federal Reserve, as delegate of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the DBF. The Company filed applications for this approval with the Federal Reserve on September 11, 1996 and with the DBF on September 12, 1996. The Company initially will engage in no business other than owning and managing the Bank.

                                    THE BANK

  The Organizers (as defined below) filed an application with the DBF on November 8, 1995, subsequently amended on February 19, 1996, to charter the Bank as a state nonmember bank. The Organizers obtained preliminary approval of the Bank's application for charter from the DBF on June 5, 1996. On November 8, 1995, the Organizers also filed an application with the FDIC for insurance by the FDIC of the deposits of the Bank (such application was forwarded to the FDIC by the DBF once the DBF accepted the application). The Organizers obtained preliminary approval of the Bank's application for insurance from the FDIC on July 3, 1996. The Bank may not conduct any banking business until the DBF grants final approval of the Bank's application and issues the Bank a charter and the FDIC grants deposit insurance to the Bank. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the DBF or the FDIC, including capitalization of the Bank at not less than $6,500,000. In order to receive deposit insurance, the Bank must also comply with certain legal requirements that may be imposed by the FDIC. See "The Offering" and "Use of Proceeds." Additionally, the Company must obtain the approval of the Federal Reserve and the DBF to become a bank holding company before acquiring the capital stock of the Bank.

  The Bank will engage in a general commercial and retail banking business, emphasizing the needs of small- to medium-sized businesses, professional concerns and individuals, primarily in Cumming, Georgia and the surrounding area (the "Forsyth County Area"). The Bank will initially consist of a principal facility located in Cumming, Georgia in Forsyth County. The facility will primarily serve the central area of Forsyth County. The Bank initially will not have trust powers. The Bank may in the future offer a full-service trust department, but it cannot do so without the prior approval of the DBF. See "Proposed Business." David H. Denton, the President and Chief Executive Officer of the Company and the Bank, has over 30 years of banking experience, including former lending responsibilities with three community banks located in Georgia, two of which were located in the city of Cumming. See "Management." The Organizers believe that the combined banking experience of the Bank's President and Chief Executive Office and the extensive business experience and contacts of the Organizers in the Forsyth County Area should create immediate business opportunities for the Bank. The Organizers presently are engaged in completing the tasks necessary to open the Bank by December 1, 1996, although no assurances can be given that the Bank will open for business or that the projected opening date can be achieved. The Bank currently has no plans to establish any branch offices.

  The principal executive offices of both the Company and the Bank will be located at 501 Tri-County Plaza, Highways 9 and 20, Cumming, Georgia 30130. Pending commencement of operations, the Company's interim address and telephone number are 425 Tribble Gap Road, Cumming, Georgia 30130, (770) 886-9500.

                                 THE ORGANIZERS

  The Organizers of the Company and the Bank are Catherine M. Amos, Jeffrey S. Bagley, Bill H. Barnett, Danny M. Bennett, Michael P. Bennett, Bryan L. Bettis, Talmadge W. Bolton, Thomas L. Bower III, Charles R. Castleberry, David H. Denton, Charles D. Ingram, Herbert A. Lang, Jr., John P. McGruder, James J. Myers, Danny L. Reid, Charles R. Smith, Wyatt L. Willingham and Jerry M. Wood. Additional individuals may be added as Organizers, subject to regulatory approval. All of the Organizers will serve as directors of the Company, and Ms. Amos and Messrs. Bagley, D. Bennett, M. Bennett, Bolton, Denton, Ingram, Lang, McGruder, Myers, Reid, Smith and Willingham will serve as directors of the Bank. See "Management."

  The Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 140,500 shares of the Common Stock to be sold in this offering at a purchase price of $10.00 per share. Subject to prior regulatory approval, the Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. All shares purchased by the Organizers will be purchased for investment and not with a view to the resale of such shares. Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management."

                                  THE OFFERING

Securities Offered .........  Common Stock of the Company, no par value

Offering Price .............  $10.00 per share

Number of Shares Offered ...  Minimum 665,000
                              Maximum 800,000

Use of Proceeds ............  The Company will use the net proceeds of the offering to capitalize the Bank at a minimum of $6,500,000 and a maximum of $7,850,000 through the purchase of all of the capital stock of the Bank, subject to regulatory approval; to pay organizational expenses of the Company and the expenses of this offering, estimated to be approximately $100,000; and to provide working capital. If sufficient proceeds are available, the Company may choose to capitalize the Bank at a level in excess of $6,500,000. The Company plans to retain sums in excess of the minimum necessary to capitalize the Bank at the Company and initially invest such monies in United States government securities or as a deposit at the Bank.

                              IF THE CONDITIONS FOR RELEASING SUBSCRIPTION
                               FUNDS FROM ESCROW ARE MET AND SUCH FUNDS ARE
                               RELEASED BUT FINAL REGULATORY APPROVAL TO
                               COMMENCE BANKING OPERATIONS IS NOT OBTAINED FROM THE DBF, OR THE BANK DOES NOT OPEN FOR ANY OTHER

                               REASON, IT IS POSSIBLE THAT UPON LIQUIDATION
                               SUBSCRIBERS COULD BE RETURNED AN AMOUNT LESS
                               THAN THEIR ORIGINAL INVESTMENT. See "Risk
                               Factors--Return of Less Than Subscription
                               Amount." The Bank will use the proceeds received from the sale of its stock to the Company to pay organizational and pre-opening expenses of the Bank; to renovate and furnish a building for the Company and the Bank's main office; and to provide working capital to be used for business purposes, including paying officers' and employees' salaries and making loans and investments. See "Use of Proceeds."

Conditions to Offering .....  This offering will be terminated and all subscription funds (without interest) will be returned promptly to subscribers unless on or before December 31, 1996 (or such later date if the offering is extended by the Company for additional periods not to extend beyond August 31, 1997): (i) the Company has accepted subscriptions and payment in full for a minimum of 665,000 shares; and (ii) the Company has obtained approval of the Federal Reserve and the DBF to acquire the capital stock of the Bank and thereafter to become a bank holding company. It is the DBF's policy to encourage community support and make distribution of stock ownership of de novo banks such as the Bank. In furtherance of that policy, the DBF will require as a condition to granting the Bank's charter that the Company has at least 100 shareholders with 75% of both the number of shareholders and the total number of shares to be owned by subscribers residing or working in the proposed Bank's market area. The Company anticipates that it will meet these conditions. If these conditions are not met, the Company will seek regulatory approval from the DBF for a waiver of these requirements. Subscription proceeds for shares subscribed for will be deposited promptly in an escrow account with The Bankers Bank, Atlanta, Georgia, as escrow agent (the "Escrow Agent"), under the terms of an escrow agreement (the "Escrow Agreement"), pending the satisfaction of the conditions set forth above or the termination of the offering. Upon satisfaction of the conditions set forth above, all subscription funds held in escrow, including any interest actually earned thereon, shall be released to the Company for its immediate use. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. See "The Offering."

Plan of Distribution .......  It is expected that offers of the Common Stock will be made on behalf of the Company by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. Subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company until the earlier of the termination of the offering or August 31, 1997. The Company may, in its sole discretion, allocate shares among subscribers in the event of an over subscription for the shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank and the Company's desire to have a broad distribution of stock ownership.

                                  RISK FACTORS

  An investment in the shares offered hereby involves certain risks, including, among others, the possibility of the return of less than the subscription amount, lack of an operating history, dependence on key employees of the Bank, significant control of the Company by the Organizers, absence of an existing market for the Common Stock and lack of assurance that an active trading market in the Common Stock will develop, competition from a number of other financial institutions with substantially greater financial and other resources than the Bank, the highly regulated environment in which the Company and Bank will operate, the Bank's dependence on economic development in its market area and no intention to pay dividends in the foreseeable future. See "Risk Factors."

                                 RISK FACTORS

  An investment in the shares offered hereby involves certain risks. A subscription for shares should be made only after careful consideration of the risk factors set forth below and elsewhere in this Prospectus and should be undertaken only by persons who can afford an investment involving such risks. THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

RETURN OF LESS THAN SUBSCRIPTION AMOUNT

  The amounts paid by subscribers in this offering will be held in escrow until: (i) the Company has accepted subscriptions and payment in full for a minimum of 665,000 shares; and (ii) the Company has obtained approval of the Federal Reserve and the DBF to acquire the capital stock of the Bank and thereafter to become a bank holding company. If these conditions are not met by December 31, 1996, or by such subsequent date, not beyond August 31, 1997, to which the offering may be extended by the Company, all subscriptions will be returned promptly in full, without interest. If these conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers, and all interest earned on the subscription proceeds will be retained by the Company. Once the Company has met the conditions for the offering, the Escrow Agreement will be terminated and any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. When subscription amounts are received by the Company, the Company will use a portion of the proceeds to repay borrowings under a loan, guaranteed by the Organizers, incurred for organizational and offering expenses. The Company will then fund future expenses out of the subscription amounts received.

  If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the DBF, or if the Bank does not open for any other reason, the Company's Board of Directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount. See "The Offering--Conditions to the Offering and Release of Funds."

LACK OF OPERATING HISTORY

  The Company and the Bank currently are in the organizational stage, and neither has any operating history. As a consequence, prospective purchasers of the shares have limited information on which to base an investment decision. As a bank holding company, the Company's profitability will depend upon the Bank's operations. The Bank's proposed operations are subject to the risks inherent in the establishment of any new business and, specifically, of a new bank. The Company expects that the Bank will incur substantial initial expenses and may not be profitable for several years after commencing business, if ever. Shareholders are likely to experience dilution in the book value of the Common Stock due to operating losses expected to be incurred during the initial years of the Bank's operations.


DEPENDENCE ON KEY EMPLOYEE

  As a new enterprise, the Company and the Bank will be materially dependent on the performance of David H. Denton, the President and Chief Executive Officer of the Bank. The Company has entered into an employment agreement with Mr. Denton which has an initial term of five years and can be extended by the Bank at the end of each year of the term for an additional year, so that the remaining term shall continue to be five years. The Company maintains a $1 million key man life insurance policy on Mr. Denton, with $600,000 payable to the Company and $400,000 payable to Mr. Denton's family. In addition, Mr. Denton is subject to non-compete restrictions for a one-year period following the date of termination. The loss of the services of Mr. Denton or his failure to perform his management functions in the manner anticipated by the Organizers could have a material adverse effect on the Company and the Bank. See "Management-- Employment Agreement."

CONCENTRATION OF STOCK OWNERSHIP

  The Organizers, most of whom will serve as directors of both the Company and the Bank, and members of their immediate families, intend to purchase an aggregate of at least 140,500 shares, equal to approximately 21% of the minimum number of shares offered hereby and approximately 18% of the maximum number of shares offered hereby, at a purchase price of $10.00 per share. Organizers may purchase additional shares in the offering and additional persons may be named as Organizers, subject to regulatory approval. As a result of the anticipated stock ownership in the Company by the Organizers, together with the influence which may be exerted by such persons due to their positions as directors of the Company and the Bank, the Organizers as a group will have substantial control of the Company and the Bank following the offering, including the election of directors and approval of significant corporate transactions. Subject to prior regulatory approval, the Organizers may subscribe for up to 100% of the shares in this offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. See "The Offering" and "Management." All shares purchased by the Organizers will be purchased for investment and not with a view to the resale of such shares and such purchases will be counted in determining whether the minimum number of share purchases has been met. Investors, therefore, should not consider that the sale of the specified minimum number of shares, or in excess of that minimum, indicates that such sales have been made to parties with no financial or other interest in the offering, or who otherwise are applying independent investment discretion. Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "The Offering--General" and "Management."

ARBITRARY OFFERING PRICE

  Because the Company and the Bank are in organization, the offering price of $10.00 per share was determined by the Organizers without reference to traditional criteria for determining stock value such as book value or historical or projected earnings since such criteria are not applicable to companies with no history of operations. The price per share was set to enable the Company to raise gross proceeds of between $6,650,000 and $8,000,000 in this offering through the sale of a reasonable number of shares, and the price per share is essentially equivalent to the initial book value per share prior to the payment of the Company's and the Bank's organizational expenses. No assurance is or can be given that any of the shares could be resold for the offering price or any other amount.


ABSENCE OF PUBLIC MARKET

  There currently is no market for the shares of Common Stock and, although the Company has filed a registration statement with the Commission to register the issuance of the Common Stock in the offering under the Securities Act, it is not likely that any trading market will develop for the shares in the future. There are no present plans for the Common Stock to be traded on any stock exchange or in the over-the-counter market. Furthermore, the development of any trading market for the shares may be adversely affected by purchases of large amounts of shares in this offering by the Organizers since shares purchased by the Organizers will generally not be freely tradable. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales. In addition, sales of substantial amounts of Common Stock after the offering, by the Organizers or others, could adversely affect prevailing market prices. See "Description of Capital Stock--Shares Eligible for Future Sale."

COMPETITION; INTRASTATE BRANCHING

  The banking business is highly competitive, and the Bank will encounter strong competition from other commercial banks, savings and loan associations, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Forsyth County Area and elsewhere. A number of these competitors are well established in the Forsyth County Area. Most of them have substantially greater resources and lending capabilities, as well as a lower cost of funds, than the Bank and may offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits. In addition, non-depository institution competitors are generally not subject to the extensive regulations applicable to the Company and the Bank. Recent federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. Furthermore, recently enacted Georgia legislation greatly diminishes the historical legal restrictions on establishing branch banks across county lines in Georgia, thus creating further opportunities for other financial institutions to compete with the Bank. Generally, from July 1, 1996 to July 1, 1998, any bank located in Georgia may branch into any three additional Georgia counties regardless of the location of the parent bank. After July 1, 1998, banks may establish banks statewide in Georgia without limitation. In addition, on-line computer banking via the Internet or otherwise may also become an increasing source of competition for community financial institutions such as the Bank. Although the Organizers believe that the Bank will be able to compete effectively with these institutions in the Bank's proposed markets, no assurances can be given in this regard. See "Proposed Business--Competition" and "Supervision and Regulation."

CHANGES IN GOVERNMENT REGULATION

  The Company and the Bank will operate in a highly regulated environment and will be subject to supervision by several governmental regulatory agencies, including the DBF, the Federal Reserve, the FDIC and the Commission. The success of the Company and the Bank depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. These regulations are primarily intended to protect depositors, not shareholders. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate effect of such changes cannot be predicted. In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted, and its effect is still being defined as regulations mandated by it are promulgated by the Company's and the Bank's regulators. FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, which has resulted and will continue to result in increased operating expenses. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting the Company and the Bank may be modified at any time, and there is no assurance that such modifications will not adversely affect the business of the Company and the Bank. See "Supervision and Regulation."

EFFECT OF FUTURE ECONOMIC AND POLITICAL CONDITIONS

  The success of the Company and the Bank will depend, to a certain extent, upon local, regional and national economic and political conditions, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. Although the Organizers expect favorable economic development in the Bank's market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "Proposed Business."

DIVIDEND POLICY

  The Company has no plans to pay any cash dividends to its shareholders in the foreseeable future. Since the Company and the Bank are both start-up operations and may incur initial losses, both the Company and the Bank intend to retain any earnings for the period of time management believes necessary to ensure the success of their operations. The Company will be dependent upon the Bank for its earnings and funds to pay dividends on the Common Stock. The payment of dividends by the Company and the Bank is also subject to legal and regulatory restrictions. Any payment of dividends by the Company in the future will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors. See "Dividend Policy," "Proposed Business" and "Supervision and Regulation."

DILUTION

  Although the Company currently does not have any specific plans, after the offering, the Company may adopt a stock option plan which would permit the Company to grant options to officers, directors, key employees, advisers and consultants of the Company and the Bank. Any such plan would be subject to shareholder approval or ratification, and the Organizers anticipate that the number of shares issuable pursuant to such a plan would not exceed 20% of the number of shares of Common Stock outstanding at the time the plan is adopted (expected to be 133,000 shares if the minimum number of shares are sold in the offering and 160,000 if the maximum number are sold). If a plan is adopted, exercise of options under the plan could have a dilutive effect on the shareholders' interest in the Company's earnings and book value. In addition, the Company may issue additional shares of Common Stock or preferred stock in the future. Any such stock offering by its nature could be dilutive to the holdings of purchasers in this offering.

ANTI-TAKEOVER CONSIDERATIONS; PROVISIONS OF GEORGIA LAW AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

  The Company's Articles of Incorporation, Bylaws and the Georgia Business Corporation Code (the "Corporation Code") contain certain provisions that could have the effect of making it more difficult for a party to acquire, or of discouraging a party from attempting to acquire, control of the Company without approval of the Company's Board of Directors, including: (i) certain provisions relating to meetings of shareholders; (ii) the ability of the Board of Directors to issue additional shares of common stock and preferred stock authorized in the Articles of Incorporation without shareholder approval;
(iii) certain nomination requirements for directors; (iv) the Company's adoption of the Georgia "Fair Price" statutes; and (v) the Company's adoption of the Georgia "Business Combination" statute. See "Description of Capital Stock--Certain Anti-Takeover Provisions."

                           THE COMPANY AND THE BANK

  The Company was incorporated under the laws of the State of Georgia on February 14, 1996, for the purpose of becoming a bank holding company by acquiring all of the capital stock of the Bank upon its formation. The Bank is being organized as a state-chartered nonmember bank under the laws of the State of Georgia. The Organizers of the Bank filed an application for a charter for the Bank with the DBF and an application for insurance of the deposits of the Bank with the FDIC on November 8, 1995 subsequently amended on February 19, 1996. The Organizers obtained preliminary approval of the Bank's application for a charter from the DBF on June 5, 1996 and preliminary approval of the Bank's application for deposit insurance from the FDIC on July 3, 1996. The Company filed applications with the Federal Reserve on September 11, 1996 and the DBF on September 12, 1996 seeking approval to become a bank holding company by acquiring all of the capital stock to be issued by the Bank. If and when the Company and the Bank receive required final regulatory approvals, the Company will use at least $6,500,000 of the aggregate net proceeds of this offering to purchase all of the shares of the capital stock of the Bank. See "Use of Proceeds." The Company initially will engage in no business other than owning and managing the Bank.

  The Bank will engage in a general commercial and retail banking business, emphasizing the needs of small- to medium-sized businesses, professional concerns and individuals, primarily in Cumming, Georgia and the surrounding area. The Bank will initially consist of a principal facility located in the city of Cumming, Georgia in Forsyth County. See "Proposed Business." David H. Denton, President and Chief Executive Officer of the Company and the Bank, has over 30 years of banking experience, including former lending responsibilities with three community banks located in Georgia, two of which were located in the city of Cumming. See "Management." The Organizers currently anticipate that the Bank will open for business by December 1, 1996, although no assurance can be given that the Bank can be opened or that the projected opening date can be met. See "Proposed Business."

  The Organizers of the Bank are Catherine M. Amos, Jeffrey S. Bagley, Bill H. Barnett, Danny M. Bennett, Michael P. Bennett, Bryan L. Bettis, Talmadge W. Bolton, Thomas L. Bower III, Charles R. Castleberry, David H. Denton, Charles
D. Ingram, Herbert A. Lang, Jr., John P. McGruder, James J. Myers, Danny L. Reid, Charles R. Smith, Wyatt L. Willingham and Jerry M. Wood. Additional individuals may be added as Organizers, subject to regulatory approval. All of the Organizers will serve as directors of the Company, and Ms. Amos and Messrs. Bagley, D. Bennett, M. Bennett, Bolton, Denton, Ingram, Lang, McGruder, Myers, Reid, Smith, Willingham will serve as directors of the Bank. See "Management."

  The principal executive offices of both the Company and the Bank will be located 501 Tri-County Plaza, Highways 9 and 20, Cumming, Georgia 30130, (770) 886-9500. Pending commencement of operations, the Company's interim address and telephone number are 425 Tribble Gap Road, Cumming, Georgia 30130
(770) 886-9500.

                                 THE OFFERING

GENERAL

  The Company is offering for sale a minimum of 665,000 shares and a maximum of 800,000 shares of its Common Stock at a price of $10.00 per share to raise gross proceeds of between $6,650,000 and $8,000,000 for the Company. The minimum purchase for any investor is 200 shares and the maximum purchase for any investor (together with the investor's affiliates) is 5% of the offering unless the Company, in its sole discretion, accepts a subscription for a lesser or greater number of shares. Subscribers should be aware that beneficial ownership of as little as 5% of the outstanding shares could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state banking and securities laws.

  The Organizers intend to purchase an aggregate of at least 140,500 shares of the Common Stock to be sold in this offering. Subject to prior regulatory approval, the Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. However, none of the Organizers have committed to purchase additional shares of Common Stock in order for the offering to meet the minimum subscription level. All shares purchased by the Organizers will be purchased for investment and not with a view to the resale of such shares and such purchases will be counted in determining whether the minimum number of share purchases has been met. Investors, therefore, should not consider that the sale of the specified minimum number of shares, or in excess of that minimum, indicates that such sales have been made to parties with no financial or other interest in the offering, or who otherwise are applying independent investment discretion. See "Description of Capital Stock of the Company--Shares Eligible for Future Sale." Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "Management."

  Subscriptions to purchase shares will be received through 11:59 p.m., Cumming, Georgia time, on December 31, 1996, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See "Conditions to the Offering and Release of Funds." The Company reserves the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond August 31, 1997. The date the offering terminates is referred to herein as the "Expiration Date." No written notice of an extension of the offering period need be given prior to any extension and any such extension will not alter the binding nature of subscriptions already accepted by the Company. Once the Company is subject to the reporting requirements of the Exchange Act, it will file with the Commission quarterly and annual reports and other information and will make such documents available to subscribers who request a copy. In addition, the Company intends to provide quarterly communications to all subscribers which will include information concerning any extensions of the offering. Extension of the Expiration Date might cause an increase in the Company's organizational and pre-opening expenses and in the expenses incurred with this offering.

  Following acceptance by the Company, subscriptions will be binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares among subscribers in the event of an over subscription for the shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership. If the Company rejects any subscription, or accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is rejected or canceled, without interest. Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the offering conditions are satisfied and escrowed funds are delivered to the Company.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

  Subscription proceeds accepted by the Company for the initial 665,000 shares subscribed for in this offering will be promptly deposited in an escrow account with the Escrow Agent until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to the Company, unless on or before the Expiration Date:
(i) the Company has accepted subscriptions and payment in full for a minimum of 665,000 shares; and (ii) the Company has obtained approval of the Federal Reserve and the DBF to acquire the capital stock of the Bank and thereafter to become a bank holding company. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in pre-opening escrow, but will be available for immediate use by the Company to fund pre-opening and organizational expenses and for working capital. It is the DBF's policy to encourage community support and wide distribution of stock ownership of de novo banks such as the Bank. In furtherance of that policy, the DBF will require as a condition to granting the Bank's Charter that the Company has at least 100 shareholders with 75% of both the number of shareholders and the total number of shares to be owned by subscribers residing or working in the proposed Bank's market area. The Company anticipates that it will meet such conditions. If such conditions are not met, the Company will seek regulatory approval from the DBF for a waiver of these requirements.

  If the above conditions are not satisfied on or before the Expiration Date or the offering is otherwise earlier terminated, accepted subscription agreements will be of no further force or effect and the full amount of all subscription funds will be returned promptly to subscribers without interest. The Company will retain any interest earned on such funds to repay the expenses incurred by the Company and guaranteed by the Organizers in organizing the Company and the Bank. Any expenses not paid with such interest will be paid by the Organizers.

  The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in interest-bearing savings accounts, short-term United States government securities, FDIC-insured bank deposits or such other investments as the Escrow Agent and the Company shall agree and, if applicable, that are permissible under Rule 15c2-4 under the Exchange Act. The Organizers do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the Expiration Date of the offering.

  If the above conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers. Once the Company has met the conditions for the offering, the Escrow Agreement will be terminated, and any subscription proceeds accepted after satisfaction of the conditions before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund organizational and pre-opening expenses and for working capital. When the subscription funds are released to the Company, the Company will use a portion of the proceeds to repay borrowings under a loan, guaranteed by the Organizers, incurred to pay organizational and pre-opening expenses.

  If the conditions for releasing subscription funds from escrow are met and such funds are released, but final regulatory approval to commence banking operations is not obtained from the DBF or the Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case, shareholders may lose the entire amount of their investment.

PLAN OF DISTRIBUTION

  Offers and sales of the Common Stock will be made on behalf of the Company by certain of its officers and directors. The officers and directors will receive no Commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering.

HOW TO SUBSCRIBE

  Shares may be subscribed for by delivering the subscription agreement (the "Subscription Agreement") attached hereto as Exhibit A, completed and executed, to the Company, on or prior to the Expiration Date. Unless waived by the Company, a minimum of 200 shares and a maximum of 5% of the shares sold in the offering may be purchased. Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of The Bankers Bank, Atlanta, Georgia, Escrow Account for Forsyth Bancshares, Inc., in the amount of $10.00 multiplied by the number of shares subscribed for. No subscriptions may be made prior to the date that the Registration Statement of which this Prospectus is a part is declared effective by the Commission.

                                USE OF PROCEEDS

BY THE COMPANY

  Upon satisfaction of all of the conditions discussed in "The Offering-- Conditions to the Offering and Release of Funds," all subscription funds held in escrow will be released and will become capital of the Company. The gross proceeds to the Company from the sale of the shares offered hereby will be between $6,650,000 and $8,000,000. The Company currently plans to use up to approximately $650,000 of the gross proceeds of the offerings to repay a loan which the Company obtained through a line of credit with The Bankers Bank, Atlanta, Georgia. The line of credit bears interest at the prime rate, matures on August 1, 1997 and is guaranteed by the Organizers. The Company established the line of credit to pay the organizational and offering expenses of the Company and the organizational and pre-opening expenses of the Bank. The organizational and offering expenses of the Company will consist primarily of legal, accounting, marketing and printing expenses and filing fees, which the Company anticipates will not exceed $100,000.

  After payment of these expenses, the Company will use a minimum of $6,500,000 and a maximum of $7,850,000 of the gross proceeds to purchase all of the capital stock of the Bank. The Company will retain the balance of the proceeds and initially invest such monies in United States government securities or as a deposit with the Bank. In the long-term, the Company will use such monies for working capital and other general corporate purposes, including payment of expenses of the Company and the provision of additional capital for the Bank, if necessary.

  The following table sets forth the anticipated use of proceeds by the Company based on the sale of the minimum number and maximum number of shares in this offering.

                                                   MINIMUM        MAXIMUM
                                                 OFFERING(1)    OFFERING(2)
                                                 -----------    -----------
Gross proceeds from offering.................... $ 6,650,000    $ 8,000,000
Expenses for organization and issuance and
 distribution of Common Stock...................    (100,000)      (100,000)
Investment in capital stock of the Bank.........  (6,500,000)    (6,500,000)
                                                 -----------    -----------
Remaining proceeds..............................      50,000(3)   1,400,000(3)
                                                 ===========    ===========

--------
(1) Assumes that 665,000 shares of Common Stock are sold in this offering.
(2) Assumes that 800,000 shares of Common Stock are sold in this offering.
(3) This amount will be used by the Company for working capital and may be used to provide additional capital for the Bank, if necessary.

  If sufficient proceeds are available, the Company may choose to capitalize the Bank at a level in excess of $6,500,000. If the Company raises in excess of the minimum offering, the Company plans to retain the excess sums at the holding company level and initially invest the sums in United States government securities or as a deposit at the Bank. If the Company meets the minimum subscription amount but is unable to obtain final regulatory approval from the DBF, the FDIC or the Federal Reserve, then it is possible that the Bank will be unable to commence banking operations and that the amount returned to subscribers upon liquidation could be substantially less than their original investment, and in an extreme case, subscribers could loss the entire amount of their investment.

BY THE BANK

  The Bank currently plans to use up to approximately $307,000 of the proceeds it receives from the sale of its stock to the Company to reimburse the Company and the Organizers for amounts advanced by the Company and the Organizers to pay organizational and offering expenses of the Bank. Organizational expenses of the Bank, estimated at $65,000, include consulting fees, expenses for market analysis and feasibility studies and legal fees and expenses. Pre-opening expenses, estimated at $105,000, include officers' and employees' salaries and benefits (assuming the Bank opens for business on its target date of December 1, 1996). The Bank expects to spend $67,500, $69,525, $71,611 and $73,759 for base annual rent for the principal facility in years one through four, respectively, due under a Sublease Agreement with NationsBank, N.A. (South), for a total of approximately $282,400. The Bank expects to use approximately $118,000 for the renovation and initial site preparation of the facility. In addition, the Bank expects to use approximately $225,000 for furniture, fixtures and equipment for the Bank's principal facility. The balance of the proceeds to be received by the Bank and available for use in the first year will be used for loans to customers, investments and other general corporate purposes.

  The following table depicts the anticipated use of proceeds by the Bank. All proceeds received by the Bank will be in the form of an investment by the Company in the Bank's capital stock. The initial amount of the Company's initial investment will not vary based on the number of shares sold in the offering.

   Investment by the Company in the Bank's capital stock......... $6,500,000
   Reimbursement to the Company and Organizers for amounts
    advanced to the Bank for organizational and pre-opening
    expenses of the Bank.........................................   (477,000)
   Furniture, Fixtures and Equipment.............................   (225,000)
   Rent, Renovations and Initial Site Preparation................   (400,400)
                                                                  ----------
   Remaining Proceeds............................................ $5,397,600(1)
                                                                  ==========

--------
(1) The Bank will use the remaining proceeds of the Offering for loans to customers, investments and other general corporate purposes.

  Although the amounts set forth above provide an indication of the proposed use of funds based on the Organizers' plans and estimates, actual expenses may vary from the estimates. These estimates were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be given. The Organizers believe that the estimated minimum net proceeds from the offering, together with funds generated from operations, will satisfy the cash requirements of the Company and the Bank for their respective first five years of operations and that neither the Company nor the Bank will need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

  The Organizers have obtained a line of credit for the Company in the amount of $650,000 with The Bankers Bank, Atlanta, Georgia to be used by the Company for the exclusive purpose of paying expenses incurred in connection with the organization of the Company and the Bank, this offering and the commencement of business by the Bank. The unsecured line of credit bears interest at the prime rate, matures on August 1, 1997 and is guaranteed by the Organizers. Any amounts required to pay organizational, pre-opening and offering expenses that exceed the amounts available under these lines of credit will be advanced by the Organizers. All funds advanced by the Organizers and by the Company will be repaid from the proceeds of this offering.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996, and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of the minimum of 665,000 shares in this offering. The Bank has established December 1, 1996, as the target date for opening the Bank; accordingly, the "As Adjusted" column reflects estimated offering expenses of the Company and the Bank through December 1, 1996.

                                                           JUNE 30,
                  SHAREHOLDERS' EQUITY                       1996   AS ADJUSTED
                  --------------------                     -------- -----------
Common Stock, no par value per share; 10,000,000 shares
 authorized; five shares issued and outstanding(1);
 665,000 shares issued and outstanding as adjusted
 (minimum offering)(2)...................................   $  50   $6,550,000
Preferred Stock, no par value per share; 1,000,000 shares
 authorized; no shares issued and outstanding............       0            0
Deficit accumulated during the offering stage(3).........    (913)    (105,000)
                                                            -----   ----------
Total shareholders' equity(4)............................   $(863)  $6,445,000
                                                            =====   ==========

--------
(1) James J. Myers, Chairman of the Board of the Company and the Bank was issued five shares upon organization of the Company which will be redeemed for $10.00 per share (the price at which they were issued) upon the first issuance of shares offered hereby.
(2) The expenses of the offering will be charged against this account. These expenses are estimated to be approximately $100,000, and this amount has been used in the calculation of the amount shown in the "As Adjusted" column.
(3) The deficit results from the expensing of pre-opening expenses, estimated to be approximately $105,000 for both the Company and the Bank, $65,000 of organizational costs and up to $343,000 of capitalizable property costs for renovations to the principal facility and for the purchase of furniture, fixtures and equipment are expected to be incurred by the Company and the Bank prior to the commencement of operations (assumed to occur on December 1, 1996). However, no assurances can be given that the Bank will open by this time or at all, and the amount of offering expenses and organizational costs could ultimately be greater than currently estimated. As of June 30, 1996, the Company had incurred approximately $58,000 of organizational costs. Offering expenses will be charged against the no par value Common Stock. Organizational expenses will be deferred and amortized over a five-year period. Furniture, fixtures and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The Company will retain any interest earned on subscription payments held in escrow prior to conclusion of the offering. Such interest will be used to help offset the deficit accumulated during the offering stage, but the figures shown above do not include any estimate of the interest which may be earned.
(4) The shareholders are likely to experience additional dilution due to operating losses expected to be incurred during the initial years of the Bank's operations.

                            SELECTED FINANCIAL DATA

  The following selected financial data for the Company for the period from inception until June 30, 1996, is derived from the consolidated financial statements and other data of the Company.

                                                               AS OF AND FOR THE
                                                                 PERIOD ENDED
                                                                 JUNE 30, 1996
                                                               -----------------
INCOME STATEMENT DATA:
  Noninterest expense.........................................     $    913
  Net (loss)..................................................         (913)
BALANCE SHEET DATA:
  Cash........................................................     $ 10,050
  Due from organizers.........................................       25,520
  Deferred offering expenses..................................        5,000
  Other assets................................................        5,625
  Organizational costs capitalized............................       57,942
  Due to organizers...........................................      105,000
  (Deficit) accumulated during development stage..............         (913)
  Shareholders' deficit.......................................         (863)
WEIGHTED AVERAGE SHARES OUTSTANDING...........................            5
PER SHARE DATA:
  Net loss....................................................     $   (183)
  Shareholders deficit per share..............................     $   (173)

                                DIVIDEND POLICY

  The Board of Directors expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. The Company's ability to pay any cash dividends to its shareholders in the future will depend primarily on the Bank's ability to pay dividends to the Company. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation--The Bank--Dividends" and "Supervision and Regulation--Capital Regulations." In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods.

                               PROPOSED BUSINESS

GENERAL

  The Company was incorporated as a Georgia corporation on February 14, 1996, primarily to own and control all of the capital stock of the Bank. The Company initially will engage in no business other than owning and managing the Bank. The Organizers have chosen a holding company structure under which the Company will acquire all of the capital stock of the Bank because, in the judgment of the Organizers, the holding company structure provides flexibility that would not otherwise be available.

  The holding company structure can assist the Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve Board debt guidelines, the Company may borrow money and contribute the proceeds to the Bank as primary capital. Moreover, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. See "Supervision and Regulation." Although the Company has no present intention of engaging in any of these activities, if circumstances should lead the Company's management to believe that there is a need for these services in the Bank's market area and that such activities could be profitably conducted, management of the Company would have the flexibility of commencing these activities upon filing a notice or application with the Federal Reserve.

  The Bank is being organized as a state-chartered nonmember bank under the laws of the State of Georgia and, subject to final regulatory approval, will engage in a commercial banking business from its office in the Forsyth County Area, with deposits insured by the FDIC. The Bank will not be a member of the Federal Reserve System. The Bank may not commence business until the DBF issues a charter for the Bank and the FDIC grants deposit insurance to the Bank. There is no assurance that the Bank will be successful in receiving final regulatory approval and satisfying any conditions that may be imposed upon the Bank by the DBF or the FDIC prior to the commencement of its business.

MARKETING FOCUS

  Most of the banks in the Forsyth County Area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Georgia and the Forsyth County Area, the Organizers believe that there is a void in the community banking market in the Forsyth County Area and believe that the Bank can successfully fill this void. As a result, the Company generally will not attempt to compete for the banking relationships of large corporations, but will concentrate its efforts on small- to medium-sized businesses and on individuals.

  The Bank plans to advertise aggressively, using all forms of media, as well as direct mail, to target market segments and will emphasize the Company's local ownership, community bank nature and ability to provide more personalized service than its competition. The Organizers, as long-time residents and business people in the Forsyth County Area, have determined the credit needs of the area through personal experience and communications with their business colleagues. The Organizers believe that the proposed community bank focus of the Bank is likely to succeed in this market. The Organizers believe that the area will react favorably to the Bank's emphasis on service to small businesses, professional concerns and individuals. However, no assurances in this respect can be given.


LOCATION AND SERVICE AREA

  The Bank will engage in a general commercial and retail banking business, emphasizing the needs of small- to medium-sized businesses, professional concerns and individuals, primarily in Cumming, Georgia and the surrounding area, including Forsyth County. The principal executive offices of both the Company and the Bank are located at 501 Tri-County Plaza, Highways 9 and 20, Cumming, Georgia 30130. Pending commencement of operations, the Company's interim address and telephone number are 425 Tribble Gap Road, Cumming, Georgia 30130, (770) 886-9500. See "Facilities."

  The Bank's primary service area will be Forsyth County, Georgia, which is located in North Georgia. Forsyth County had an estimated population of 52,700 in 1994 and 60,311 in 1995. The average estimated effective buying income per household of $49,035 in 1994. The estimated unemployment rates in Forsyth County were 5.4%, 3.8% and 3.3% in 1992, 1993 and 1994, respectively. The estimated number of households in Forsyth County grew from 15,938 in 1990 to 21,828 in 1995. Cumming is the only city in the county and may be reached via major highways including Georgia Highways 9, 20, 141, 306, 369 and 400.

  The principal components of the economy of Forsyth County are wholesale and retail trade, manufacturing, services and construction industries. According to the Cumming/Forsyth County Chamber of Commerce, the largest employers in the county include Tyson Foods, Inc., Siemans Industrial Automation and Scientific Games, Inc. Dozens of manufacturing industries operate in Forsyth County and industrial and business developments may expand and establish additional facilities in Forsyth County.

DEPOSITS

  The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the Bank's principal market area at rates competitive to those offered in the Forsyth County Area. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts ("IRAs"). All deposit accounts will be insured by the FDIC up to the maximum amount allowed by law (generally, $100,000 per depositor, subject to aggregation rules). The Bank intends to solicit these accounts from individuals, businesses, associations, organizations and governmental authorities. The Bank currently expects deposits to be allocated among certain categories as follows: 13% demand deposits, 11% NOW accounts, 73% time deposits and 3% government deposits.

LENDING ACTIVITIES

  General. The Bank intends to emphasize a range of lending services, including real estate, commercial and consumer loans, to small- to medium-sized businesses, professional concerns and individuals that are located in or conduct a substantial portion of their business in the Bank's market area. The Bank has established policies, which are subject to change, that limit the loans in each general category to the following percentage: 35% real estate loans, 25% commercial loans and 40% consumer loans.

  Credit Risk. There are certain risks inherent in making all loans. A principal economic risk inherent in making loans is the creditworthiness of the borrower. Other risks inherent in making loans include risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and, in the case of a collateralized loan, risks resulting from uncertainties as to the future value of the collateral. Management will maintain an allowance for loan losses based on, among other things, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Certain specific risks with regard to each category of loans are described under the separate subheading for each type of loan below.

  Real Estate Loans. The Organizers expect that one of the primary components of the Bank's loan portfolio will be loans secured by first or second mortgages on real estate. These loans will generally consist of commercial real estate loans, construction and development loans and residential real estate loans (but will exclude home equity loans, which are classified as consumer loans). Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. The Bank's policy is for the loan-to-value ratio for (i) first and second mortgage loans and (ii) construction loans not to exceed 80% and 75%, respectively. In addition, the

Bank may require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. The Bank will compete for real estate loans with a number of bank competitors which are well-established in the Forsyth County Area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See "--Competition" below. The Bank may also originate loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

  Commercial Loans. The Bank will make loans for commercial purposes in various lines of businesses. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchases of equipment and machinery. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Forsyth County Area. The well-established banks in the Forsyth County Area will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic and financial conditions than larger borrowers.

  Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit and revolving lines of credit such as credit cards. These loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, will be amortized over a period not exceeding 48 months or will be 90-day term loans, in each case bearing interest at a fixed rate. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire 10 years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans will be the established banks in the Forsyth County Area.

  Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the officers' loan committee. The Bank will establish an officers' loan committee that has lending limits, and any loan in excess of this lending limit will be approved by the loan committee. The Bank will not make any loans to any director, officer or employee of the Bank unless the loan is approved by the Bank's Board of Directors, or a committee thereof, and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank.

  Lending Limit. Under the Georgia Financial Institutions Code (the "Financial Institutions Code"), the Bank is limited in the amount it can loan to a single borrower (including the borrower's related interests) by the amount of the Bank's statutory capital base. The limit is 15% of the statutory capital base unless each loan in excess of the 15% is approved by the Bank's Board of Directors, or a committee thereof, and unless the entire amount of the loan is secured by good collateral or other ample security. In no event, however, may the aggregate amount loaned to any borrower exceed 25% of the Bank's statutory capital base, subject to certain exceptions relating to the type and adequacy of the collateral for such loan. These limits will increase and decrease as the Bank's statutory capital base increases and decreases. The Bank does not have any internal policy restrictions concerning loans to one borrower other than the limits imposed by the Financial Institutions Code and those relating to loans to affiliates. See "Supervision and Regulation--The Bank--Transaction With Affiliates and Insiders." Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all the lending needs of loan customers requiring aggregate extensions of credit above these limits.

OTHER BANKING SERVICES

  Other anticipated bank services include cash management services, safe deposit boxes, travelers checks, direct deposits of payroll and social security checks and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Bank does not plan to exercise trust powers during its initial years of operation. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the DBF.

COMPETITION

  The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Forsyth County Area and elsewhere. As of June 30, 1996, there were six commercial banks, with 14 commercial bank branches, no savings institutions and one credit union operating in Forsyth County. A number of these competitors are well-established in the Forsyth County Area. Most of these institutions have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits. In addition, non-depository institution competitors are generally not subject to the extensive regulations applicable to the Company and the Bank. Recent federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. Furthermore, recently enacted Georgia legislation greatly diminishes the historical legal restrictions on establishing branch banks across county lines in Georgia, thus creating further opportunities for other financial institutions to compete with the Bank. Generally, from July 1, 1996 to July 1, 1998, any bank located in Georgia may branch into any three additional Georgia counties regardless of the location of the parent bank. After July 1, 1998, banks may establish branch banks statewide without limitation. In addition, on-line computer banking via the Internet or otherwise may also become an increasing source of competition for community financial institutions such as the Bank. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits. The Organizers believe that the Bank will be able to compete effectively with these institutions in the Bank's proposed markets, but no assurances can be given in this regard.

FACILITIES

  Principal Executive Offices. Both the Company's and the Bank's principal offices initially will be located at 425 Tribble Gap Road, Cumming, Georgia 30130. The proposed site of the Bank's principal facility will be located at 501 Tri-County Plaza, Highways 9 and 20, Cumming, Georgia 30130. The Company will lease the principal facility consisting of approximately 4,500 square feet under a Sublease Agreement, as amended, with NationsBank, N.A. (South), the initial term of which expires August 31, 2000. The base annual rent under the sublease is approximately $67,500, $69,525, $71,611 and $73,759 in years one through four, respectively. The Sublease Agreement is contingent upon the receipt of final government regulatory approvals. The Company intends to complete building renovations and initial site preparation of the facility, at a cost of approximately $118,000, increasing the facility size to at least 6,000 square feet. Renovations of this facility are expected to begin after completion of the offering. Furniture, fixtures and equipment for the facility are expected to cost approximately $225,000. The Company believes that the facilities will adequately serve the Bank's needs for its first several years of operation. See "Use of Proceeds--By the Bank."

EMPLOYEES

  The Company anticipates that, upon commencement of operations, the Bank will have approximately 15 full-time employees. The Company will not have any employees other than its officers, none of whom will initially receive any remuneration for their services to the Company.

LEGAL PROCEEDINGS

  There are no material legal proceedings to which the Company or the Bank or any of their properties are subject.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  As of June 30, 1996, the Company had total assets aggregating approximately $104,137. These assets consisted principally of cash of $10,050, amounts due from organizers of $25,520, organizational costs of $57,942, deferred offering expenses of $5,000 and other assets of $5,625. The organizational costs relate to the organization of the Company and the Bank and will be capitalized and amortized over a five-year period. The Company's total liabilities at this date were $105,000 and consisted of amounts due to Organizers. The Company had a shareholder's deficit of $863 at June 30, 1996.

  The Company had a net loss from February 14, 1996 (the Company's inception date), through June 30, 1996, of $913. This loss resulted from expenses incurred in connection with activities related to the initial organization of the Company and the Bank and includes expenses incurred on behalf of the Company by the Organizers prior to the Company's incorporation date. These activities included, without limitation, the preparation and filing of an application with the DBF for a state nonmember bank charter and the preparation and filing of a registration statement for the offering of the Common Stock.

  Assuming that the offering is successfully completed, the Company's initial activities will be devoted to organizing the Bank and opening and commencing the business of the Bank. These organizational activities will include completing all required steps for approval from the DBF for a state nonmember bank charter, furnishing and equipping the proposed facility, hiring qualified personnel to work at the Bank, conducting public relations activities on behalf of the Bank, developing prospective business contacts for the Bank and the Company and taking other actions necessary for a successful bank opening.

  Because the Company is in the organizational stage, it has had no operations from which to generate revenues and, until the Bank opens for business, the Company's only source of revenues will be interest earned on subscriptions. Because these revenues will be less than the expenses incurred in connection with activities related to the initial organization of the Company and the Bank, the Company will incur a net loss through the date of the opening of the Bank. In addition, the Company anticipates incurring continuing operating losses during the Bank's early stages of operations.

  A minimum of $6,500,000 of the proceeds of this offering will be used to capitalize the Bank and the remainder will be used to pay organizational expenses of the Company and provide working capital, including additional capital for investment in the Bank, if needed. See "Use of Proceeds." The Company believes that this amount will be sufficient to fund the activities of the Bank in its initial stages of operation and that the Bank will generate sufficient income from operations to fund its activities on an ongoing basis for at least five years. In addition, the Company believes that income from the operations of the Bank will be sufficient to fund the activities of the Company on an ongoing basis for at least five years. However, there can be no assurance that either the Bank or the Company will achieve any particular level of profitability. In the event the proceeds of the offering are insufficient to provide the minimum initial funding needed for the Bank to begin operations, the Company will have to seek alternative sources of funding. Management has not identified any such alternatives.

  Once the Bank opens, the largest component of the Company's net income will be its net interest income, which will be the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company's interest-earning assets, the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest bearing liabilities. Because the Bank may initially pay above average rates on deposits and charge below average rates on loans, the Company's net interest income may be less during the Bank's initial years of operation than that of its competitors. However, the Organizers believe that any such rate concessions will be temporary and, even during the first several years of the Bank's operations, will not have a significant impact on the Company's operating results.

  As described above under "Proposed Business--Lending Activities," the Bank intends to offer primarily real estate, commercial and consumer loans to small- to medium-sized businesses, professional concerns and individuals in the Bank's market area. Each of these categories of loans will present different risks for the Bank which could adversely affect the Company's operating results in any period. See "Proposed Business--Lending Activities" for a discussion of these lending risks.

                          SUPERVISION AND REGULATION

  The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the FDICIA, which was enacted in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past five years, and additional changes have been proposed. The banking industry is also likely to change significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

THE COMPANY

  Because it will own the outstanding capital stock of the Bank, the Company will be a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 (the "BHCA") and the Financial Institutions Code. The activities of the Company will also be governed by the Glass-Steagall Act of 1933 (the "Glass-Steagall Act").

  The BHCA. Under the BHCA, the Company will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Bank's activities are limited to banking, managing or controlling banks; furnishing services to or performing services for its subsidiaries and engaging in other activities that the Federal Reserve determines to be so closely related to banking, managing or controlling banks as to be a proper incident thereto.

  Investments, Control and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) acquiring substantially all the assets of any bank; (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or (iii) merging or consolidating with another bank holding company.

  In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under
Section 12 of the Exchange Act (which the Company would likely be required to do with respect to the Common Stock once it has more than 500 shareholders of record) or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

  Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of, more than 5% of the voting shares of any company engaged in nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations and making investments in certain corporations or projects designed primarily to promote community welfare.

  The Federal Reserve Board will impose certain capital requirements on the Company under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "--Capital Regulations." Subject to its capital requirements and certain other restrictions, the Company will be able to borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid from the Bank to the Company (although the ability of the Bank to pay dividends will be subject to regulatory restrictions as described below in "--The Bank--Dividends"). The Company will also be able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

  Source of Strength. In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

  The Financial Institutions Code. All Georgia bank holding companies must register with the DBF under the Financial Institutions Code. A registered bank holding company must provide the DBF with information with respect to the financial condition, operations, management and inter-company relationships of the holding company and its subsidiaries. The DBF may also require such other information as is necessary to keep itself informed about whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been complied with, and the DBF may make examinations of any bank holding company and its subsidiaries.

  Under the Financial Institutions Code, it is unlawful without the prior approval of the DBF: (i) for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of the bank; (ii) for any bank holding company or subsidiary thereof, other than a bank, to acquire all or substantially all of the assets of a bank; or (iii) for any bank holding company to merge or consolidate with any other bank holding company. It is also unlawful for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank unless such bank has been in existence and continuously operating or incorporated as a bank for a period of five years or more prior to the date of application to the DBF for approval of such acquisition. In addition, in any such acquisition by an existing bank holding company, the initial banking subsidiary of such bank holding company must have been incorporated for not less than two years before the holding company can acquire another bank.

  The Financial Institutions Code and applicable provisions of federal law allow interstate banking by permitting bank holding companies to acquire Georgia banking organizations so long as the Georgia-based banks to be acquired have been in existence and continuously operated as banks for five years or more. Georgia bank holding companies are likewise permitted to acquire banking organizations in other states, subject to similar aging requirements. Effective June 1, 1977, banks located in every state (other than Texas) may merge or consolidate with Georgia-based banks that satisfy the five-year age requirement. Following such mergers or consolidations, the resulting bank may expand in each state where its predecessors were located, subject to the branching laws of that particular state. Those acquisitions and transactions are generally subject to federal and Georgia approval as described above. See "The Bank--Branching."

  Glass-Steagall Act. The Company will also be restricted in its activities by the provisions of the Glass-Steagall Act, which will prohibit the Company from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale or distribution of Securities. The interpretation, scope and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

THE BANK

  General. Subject to receipt of the necessary approvals of its pending applications, the Bank will operate as a state-chartered nonmember bank organized under the laws of the State of Georgia and subject to examination by the DBF. Deposits in the Bank will be insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The DBF and the FDIC will regulate or monitor virtually all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records and adequacy of staff training to carry on safe lending and deposit gathering practices. The DBF will require the Bank to maintain certain capital ratios and will impose limitations on the Bank's aggregate investment in real estate, bank premises, furniture and fixtures. The Bank will be required by the DBF to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the DBF.

  Under FDICIA, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation;
(iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

  State nonmember banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the DBF or the Federal Reserve Board, respectively, to be troubled institutions must give the DBF or the Federal Reserve Board, respectively, 30 days prior notice of the appointment of any senior executive officer or director. Within the 30-day period, the DBF or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment. The Company and the Bank will meet the criteria which trigger this additional approval during the first two years after they are registered or chartered, respectively.

  Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the high rate of failures in recent years, the fees that commercial banks and thrifts pay to BIF and SAIF have increased. Since 1993, insured depository institutions, such as the Bank, have paid for deposit insurance under a risk-based premium system. Under this system, until mid-1995 depositor institutions paid to BIF or SAIF from $0.23 to

$0.31 per $100 of deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC substantially lowered premiums for well-capitalized BIF-insured banks. The current range of premiums for BIF-insured banks ranges from $2,000 per year to $.31 per $100 of deposits. During its initial months of operations, it is likely that the Bank's assessment rate will be $2,000 per year. Increases in deposit insurance premiums will increase the Bank's cost of funds, and there can be no assurance that deposit insurance premiums will not increase in the future.

  Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

  The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries as those prevailing at the time for comparable transactions with nonaffiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit: (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

  Dividends. The principal source of the Company's cash revenues will come from dividends received from the Bank. Under the Financial Institutions Code, cash dividends on the Bank's common stock may be declared and paid only out of its retained earnings, and dividends may not be declared at any time at which the Bank's paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the DBF's current rules and regulations require prior DBF approval before cash dividends may be declared and paid if: (i) the Bank's ratio of equity capital to adjusted total assets is less than 6%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the Bank's net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the Bank's assets classified as adverse as to repayment or recovery by the DBF at the most recent examination of the Bank exceeds 80% of the Bank's equity capital as reflected at such examination. In addition, the Federal Reserve Board has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired. Current federal law would prohibit, except under certain circumstances and with prior regulatory approval, an insured depository institution, such as the Bank from paying dividends or making any other capital distribution if, after making the payment or distribution, the institution would be considered "undercapitalized," as the term is defined in the applicable regulations.

  Branching. The Bank currently has no plans to establish a branch office. Recent Georgia legislation greatly diminishes the historical legal restrictions on establishing branch banks across county lines in Georgia. Under Georgia law currently in effect, generally, from July 1, 1996 to July 1, 1998, any bank located in Georgia may branch into three additional Georgia counties regardless of the location of the parent bank. After July 1, 1998, banks may establish branch banks statewide without limitation. In addition, the Company, with prior regulatory approval, and following the passage of 24 months from the date of incorporation of the Bank, will be permitted to acquire interests in and operate banks throughout the state and under current Georgia law, any bank acquired by the Company could be merged into the Bank and its offices could then be operated as branches of the Bank. Although the Bank currently has no definitive plans for opening any branch offices, depending on profitability and community needs, other branches may be considered in the future.

  Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC and the DBF shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

  Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as: (i) the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; (ii) the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves; (iii) the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; (iv) the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; (v) the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
(vi) the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL REGULATIONS

  The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Neither the Company nor the Bank has received any notice indicating that either entity will be subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible Securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

  Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating and direct obligations of or obligations guaranteed by the United States Treasury or United States government agencies, which have a 0% rating.

  The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

  FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." To qualify as a "well-capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6% and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, the Organizers expect the Bank to qualify as "well-capitalized."

  Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to: (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management;
(v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

  These capital guidelines can affect the Company in several ways. After completion of this offering, the Company's capital levels will initially be more than adequate. However, rapid growth, poor loan portfolio performance or poor earnings performance or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

  FDICIA requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk and the risks of non-traditional activities. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

  Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

  The DBF will require the Bank to maintain a ratio (the "Primary Capital Ratio") of total capital (which is essentially Tier 1 capital plus the allowance for loan losses) to total assets (defined as balance sheet assets plus the allowance for loan losses) of at least 6%. In addition, the Bank expects that, in accordance with DBF policy and prior practice, the Bank will be required to maintain a Primary Capital Ratio of 8% during its first three years of operation.

ENFORCEMENT POWERS

  FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees and agents of a financial institution and independent contractors such as attorneys, accountants and others, who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies' power to issue cease-and-desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

RECENT LEGISLATIVE DEVELOPMENTS

  The Interstate Banking Act was passed by Congress in 1994 and provides for unrestricted interstate bank mergers, unrestricted interstate acquisition of banks by bank holding companies, and interstate de novo branching by banks. The States, however, may opt in or opt out of several of such Act's provisions. As a result of these laws and proposed legislation, the number of competitors in the Company's market may increase. However, the Company believes it can compete effectively in the market and that the legislation will not have a material adverse impact on the Company or the Bank. From time to time, various bills are introduced in the United States Congress and the Georgia legislature with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company. See also "The Company--The Financial Institutions Code" and "--The Bank--Branching."

EFFECT OF GOVERNMENTAL MONETARY POLICIES

  The earnings of the Bank will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                  MANAGEMENT

GENERAL

  The following table sets forth the respective names, ages, positions with the Company and the Bank, and anticipated subscriptions of the Organizers. Subject to prior regulatory approval, the Organizers may elect to purchase more than the shares indicated below.

                                                                 ANTICIPATED SUBSCRIPTION
                                                             ---------------------------------
                                                                       PERCENTAGE  PERCENTAGE
                                           POSITION WITH     NUMBER OF OF MINIMUM  OF MAXIMUM
      NAME (AGE)                          COMPANY/BANK(1)    SHARES(2) OFFERING(3) OFFERING(4)
      ----------                        -------------------  --------- ----------- -----------
Catherine M. Amos (44)................  Organizer               8,000      1.2%        1.0%
Jeffrey S. Bagley (34)................  Organizer and Vice
                                        Chairman of the
                                        Board                   5,000      0.8%        0.6%
Bill H. Barnett (55)..................  Organizer              10,000      1.5%        1.3%
Danny M. Bennett (35).................  Organizer               5,000      0.8%        0.6%
Michael P. Bennett (51)...............  Organizer               7,500      1.1%        0.9%
Bryan L. Bettis (34)..................  Organizer               5,000      0.8%        0.6%
Talmadge W. Bolton (62)...............  Organizer              10,000      1.5%        1.3%
Thomas L. Bower III (44)..............  Organizer              10,000      1.5%        1.3%
Charles R. Castleberry (42)...........  Organizer               5,000      0.8%        0.6%
David H. Denton (51)..................  Organizer,
                                        President, Chief
                                        Executive Officer       5,000      0.8%        0.6%
Charles D. Ingram (53)................  Organizer and
                                        Secretary               5,000      0.8%        0.6%
Herbert A. Lang, Jr. (44).............  Organizer              10,000      1.5%        1.3%
John P. McGruder (54).................  Organizer              10,000      1.5%        1.3%
James J. Myers (46)...................  Organizer and
                                        Chairman of the
                                        Board                   5,000      0.8%        0.6%
Danny L. Reid (43)....................  Organizer               5,000      0.8%        0.6%
Charles R. Smith (67).................  Organizer              25,000      3.8%        3.1%
Wyatt L. Willingham (43)..............  Organizer               5,000      0.8%        0.6%
Jerry M. Wood (47)....................  Organizer               5,000      0.8%        0.6%
                                                              -------     ----        ----
TOTAL.................................                        140,500     21.6%       17.5%
                                                              =======     ====        ====

--------
(1) The Organizers will also be serving as directors of the Company. The Organizers who will also be serving as directors of the Bank are Ms. Amos and Messrs. Bagley, D. Bennett, M. Bennett, Bolton, Denton, Ingram, Lang, McGruder, Myers, Reid, Smith and Willingham. David H. Denton will serve as President and Chief Executive Officer of both the Bank and the Company.

(2) All of such purchases will be at a price of $10.00 per share, the same price at which shares are being offered to the public. No person is expected to own more than 5% of the shares of the Common Stock immediately after the offering. However, subject to prior regulatory approval, the Organizers may purchase up to 100% of the shares in the offering if necessary for the Company to achieve the minimum capital requirement and also may decide to purchase additional shares in the offering even if the minimum offering is fully subscribed. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Although each Organizer has agreed with the other Organizers that he will subscribe for the number of shares indicated above, neither the Organizers nor any other subscriber will be obligated to purchase shares except pursuant to a valid subscription agreement executed after receipt of this Prospectus. This table includes shares which are expected to be beneficially owned by the Organizers upon completion of the offering.
(3) Assumes that the minimum number of 665,000 shares are sold in this offering.
(4) Assumes that the maximum number of 800,000 shares are sold in this offering.

  Biographical information concerning the Organizers is set forth below. None of the Organizers are related, except that John P. McGruder's wife is a first cousin to Catherine M. Amos.

  Catherine M. Amos is a native of Forsyth County. She has been the President of Amos Properties, Inc., an owner of Commercial real estate properties, since 1989, and the Secretary/Treasurer and co-owner of Amos Plumbing & Electrical Co., Inc., a contracting firm, since 1978. Ms. Amos is currently the Chairman of Lake Lanier Islands Authority, as well as a member of several other civic, social and community organizations.

  Jeffrey S. Bagley is a native of Forsyth County, Georgia and has been an attorney with the law firm of Boling, Rice, Bettis, Bagley & Martin since 1987 and a partner since 1992.

  Bill H. Barnett is a native of Forsyth County and is a former member of the Georgia House of Representatives and the Forsyth County Board of
Commissioners. Mr. Barnett has been the President of Bill H. Barnett, Inc., a real estate investment and development company in Cumming, Georgia, since 1991.

  Danny M. Bennett is a native of Forsyth County, Georgia and is the President of GeoCorp Development Co., Inc., a land development company in Cumming, Georgia. Mr. Bennett is also Vice President and a construction engineer for Georgia North Contracting, Inc. Mr. Bennett has been an officer of each of these companies since 1988.

  Michael P. Bennett is a resident of Forsyth County, Georgia and is on the Board of Directors for Forsyth County Farm Bureau. Mr. Bennett is also the Chief Financial Officer and Secretary of 5 Bennett Farms, Inc. and served on the Forsyth County Commission from 1987 to 1994. Mr. Bennett has been a self-employed farmer since 1975.

  Bryan L. Bettis is a native of Forsyth County, Georgia and has been the Vice President of Midway Building Supply, Inc. in Alpharetta, Georgia, since 1983. Mr. Bettis is also the President of Bettis Construction, Inc., a residential construction company, and a member of the South Forsyth Rotary Club.

  Talmadge W. Bolton is a native of Forsyth County, Georgia and has been the Chief Executive Officer of Bolton's Truck Parts, Inc., since 1978. He is a member of Lafayette Masonic Lodge No. 44 and a board member of Forsyth County Department of Family & Children Services and Forsyth County Zoning Department.

  Thomas L. Bower III has been a resident of Gainesville, Georgia for 21 years. Mr. Bower is the Secretary/Treasurer of Clipper Petroleum, Inc. with whom he has been associated since 1974, and a partner in B&B Associates, a real estate and convenience store partnership. Mr. Bower also serves on the Board of Directors for the Hall County Humane Society.

  Charles R. Castleberry is a native of Forsyth County and has been employed by Progressive Lighting, Inc. as a manager and representative since 1985. Mr. Castleberry is a member of South Forsyth Rotary Club, a member and past director of the Cumming Chamber of Commerce and past Chairman of the Board for the Forsyth County Planning and Development Board.

  David H. Denton is a resident of Forsyth County, Georgia and has over 30 years of banking experience in the State of Georgia. Mr. Denton served as Senior Vice President of The Peoples Bank of Forsyth County from 1990 through June 1996. Mr. Denton is a graduate of the University of Georgia and the Graduate School of Banking of the South. He is a member of the Rotary Club of South Forsyth County, Boy Scouts of America, Band Boosters of Forsyth Central High School and South Forsyth High School and an alumni of Leadership Forsyth.

  Charles D. Ingram is a native of Forsyth County, Georgia and has been a co-owner, Secretary and Treasurer of Ingram-Stafford Ford-Mercury, Inc. since 1989. He has served on the advisory board of directors for Wachovia Bank and is a graduate of the Graduate School of Banking of the South.

  Herbert A. Lang, Jr. is a long-time resident of Forsyth County and has been the owner of Lang Signs, a sign manufacturer, since 1973. Mr. Lang is a member of the South Forsyth Rotary Club.

  John P. McGruder is a resident of Cumming, Georgia and has been the co-owner of Crestview Animal Hospital since 1984. Mr. McGruder serves as a member of the Forsyth County Humane Society.

  James J. Myers is a resident of Cumming, Georgia and has been the owner of James J. Myers, CPA, PC. since 1991. Mr. Myers has been a CPA since 1976 and serves as a member of South Forsyth Rotary Club, Cumming Forsyth Optimist Club and Leadership Forsyth County Georgia.

  Danny L. Reid is a native of Forsyth County, Georgia and has been a co-owner of Reid & Reid Grading and Pipeline, Inc., a grading contractor and developer, since 1970.

  Charles R. Smith is a resident of Forsyth County and has presided as a Judge of the Municipal Court of Cumming, Georgia, since 1992. Mr. Smith is a retired former partner of Smith & Smith, Attorneys with whom he was a partner since 1956. Mr. Smith was an organizer, director and former Chairman of the Board of The Peoples Bank of Forsyth County.

  Wyatt L. Willingham is a resident of Cumming, Georgia and is the Vice President and General Manager of North Georgia Fast Foods, Inc., with whom he has been employed since 1973. Mr. Willingham is a member of the Mount Zion Lodge and the Yaarab Temple.

  Jerry M. Wood is a long-time resident of Forsyth County and has been the President of Jerry Wood Hardware Co., doing business as Wood Ace Hardware in Alpharetta, Georgia, since 1980. Mr. Wood is a founding member of the South Forsyth Rotary Club and has served as Chairman of Finance for the Midway United Methodist Church.

  Biographical information concerning the other executive officers of the Company and the Bank is set forth below:

  Jimmy S. Fagan is a long-time resident of Cumming, Georgia and has over 31 years of banking experience in Forsyth County, Georgia. Mr. Fagan has been Vice President of the Company and Executive Vice President of the Bank since 1996. Prior to joining the Company, he served as Vice Chairman and President of The Peoples Bank of Forsyth County with whom he was associated since 1984. He is a member of the South Forsyth Rotary Club and Forsyth Development Authority.

  Vicki D. Melton is a resident of north Gwinnett County and has over 15 years of banking experience in the State of Georgia. Ms. Melton has been the Chief Financial Officer of the Company and the Vice President and Chief Financial Officer of the Bank since 1996. Prior to joining the Company, she served as Senior Vice President, Operations and Chief Financial Officer of White County Bank from 1993 through 1995 and was Senior Vice-President, Operations and Chief Financial Officer of Eastside Bank & Trust Company from 1989 through 1993. Ms. Melton is a graduate of the University of Georgia, the Georgia Bankers School and the American Institute of Banking.

  Timothy M. Perry is a resident of Cumming, Georgia and has over 15 years of banking experience in the State of Georgia. Mr. Perry has been Senior Lending Officer and Senior Vice President of the Bank since 1996. Prior to joining the Company, he was associated with First National Bancorp since 1986--as Senior Vice President/Senior Credit Officer of Barrow Bank & Trust Company from 1995 through June 1996 and Vice President, Commercial Lending of The Peoples Bank of Forsyth County from 1986 through 1995. Mr. Perry is a graduate of West Georgia College and the Graduate School of Banking of the South.

DIRECTOR COMPENSATION

  David H. Denton and the Company have entered into an Employment Agreement pursuant to which Mr. Denton will serve as the President and Chief Executive Officer of the Company and the Bank. The Employment Agreement provides for a starting salary of $85,000 per annum, plus medical insurance premiums until the Bank opens for business. Thereafter, Mr. Denton will be paid a salary of $98,000 plus his yearly medical insurance premium. Mr. Denton will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Additionally, Mr. Denton will participate in the Bank's retirement, welfare and other benefit programs and is entitled to reimbursement for automobile expenses and travel and business expenses. The Company will maintain a term life insurance policy on Mr. Denton providing for death benefits in the amount of $600,000 payable to the Organizers and $400,000 payable to Mr. Denton's family.

  The Employment Agreement provides for an initial term of five years and can be extended by the Bank at the end of each year of the term for an additional year, so that the remaining term shall continue to be five years. If the Company terminates Mr. Denton's employment without cause or if Mr. Denton's employment is terminated due to a sale, merger or dissolution of the Company or the Bank, the Company will be obligated to continue his salary and bonus for the first twelve months thereafter plus one-half of his salary for the second twelve months thereafter. Furthermore, the Company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the Company must continue to provide his life insurance and medical benefits until he reaches the age of 65.

  In addition, the Employment Agreement provides that following termination of his employment with the Bank and for a period of twelve months thereafter, Mr. Denton may not: (i) be employed in the banking business as a director, officer at the vice president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Forsyth County; (ii) solicit major customers of the Bank for the purpose of providing financial services; or (iii) solicit employees of the Bank for employment.

  The Organizers do not intend for the Company or the Bank to pay directors' fees until such time as the Bank is cumulatively profitable. However, the Company and the Bank reserve the right to pay directors' fees.

COMMITTEES OF THE BOARD

  The directors receive no compensation for attending Board meetings or meetings of committees of the Board. There are currently no committees of the Company's Board, however, the Bank will have several committees. It is anticipated that Messrs. Ingram, McGruder, Myers and Willingham will serve as the Loan Committee of the Bank, which will oversee loan review activity and will review and pass on all unsecured credit in excess of $50,000 and secured credit in excess of $150,000. It is also anticipated that Messrs. Bagley,
D. Bennett, Lang, Myers and Reid will serve as the Investment Committee of the Bank, which will review and pre-approve all purchases and sales of Securities and administer asset and liability policies. In addition, it is anticipated that Ms. Amos and Messrs. Michael P. Bennett, Bolton, Myers and Smith will serve on as the Audit Committee of the Bank, which will receive all examination and audit reports and will be responsible for taking corrective action where necessary and for overseeing compliance with regulatory requirements.

  No director or executive officer of the Bank or Company is related to any other director or executive officer, except that John P. McGruder's wife is a first cousin to Catherine Amos.

STOCK OPTION PLAN

  Although the Company has no specific plans, the Company may adopt a Stock Option Plan pursuant to which officers, directors, key employees and advisors of the Company and the Bank may be granted options to purchase shares of the Company's stock as compensation for past services or as incentive for services to be rendered. The Plan has not yet been adopted, and if adopted by the Board of Directors, will be submitted to the shareholders of the Company for approval or ratification. The Organizers contemplate that the number of shares of the Company's Common Stock authorized to be issued pursuant to any stock option plan will not exceed 20% of the shares to be issued by the Company in this offering (133,000 shares if the minimum number of shares are sold in the offering and 160,000 if the maximum number are sold). Exercise of any such options could have a dilutive effect on the shareholders' interest in the Company's earnings and book value. In the future, it is possible that the Company could issue additional shares of its Common Stock. Any such stock offering by its nature could be dilutive to the holdings of purchasers in this offering.

CERTAIN TRANSACTIONS

  The Organizers set up a partnership, FCO Partners ("FCO"), which provided the Company with the necessary funds to operate and carry on the business of organizing the Company and the Bank. The Organizers have contributed a total of $105,000 to FCO as of June 30, 1996. The advanced funds are not callable by the Organizers. The Company established a line of credit, which is guaranteed by the Organizers, and repaid all monies advanced by the Organizers to organize the Bank and the Company. The line of credit is anticipated to be repaid with the proceeds of the offering which will result in a release of the Organizers from the guarantee. The Company and the Bank expect to have banking and other transactions in the ordinary course of business with Organizers, directors and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships or other organizations in which such Organizers, officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the Bank. Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. The Company intends for all of its transactions with Organizers or other affiliates of the Company or the Bank to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of the Company's disinterested directors.

EXCULPATION AND INDEMNIFICATION

  The Articles of Incorporation of the Company contain a provision which eliminates the liability of a director to the Company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

  The Bylaws of the Company require the Company to indemnify any person who was, is, or is threatened to be made a defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director of the Company or the Bank or any other corporation which he served as such at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

  Under the Bylaws, indemnification will be disallowed if it is established that the director: (i) appropriated, in violation of his duties, any business opportunity of the Company; (ii) engaged in willful misconduct or a knowing violation of law; (iii) permitted any unlawful distribution; or (iv) derived an improper personal benefit.

  The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

  The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). The following summary describes the material terms of the Company's capital stock. Reference is made to the Articles of Incorporation of the Company, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

  Holders of shares of the Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Company does not plan to declare any dividends in the foreseeable future. See "Dividend Policy." Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any classes or series of Preferred Stock that the Company may issue in the future.

  There currently is no market for the shares and, although the Company has filed a registration statement with the Commission to register the issuance of the Common Stock in the offering under the Securities Act, it is not likely that any trading market will develop for the shares in the future. There are no present plans for the Common Stock to be traded on any stock exchange or in the over-the-counter market.

PREFERRED STOCK

  The Articles provide that the Board of Directors is authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such classes or series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Upon completion of this offering, the Company will not have any shares of Preferred Stock outstanding. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

  The provisions of the Company's Articles of Incorporation and Bylaws and the Corporation Code summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

  Authorized but Unissued Stock. The authorized but unissued shares of Common Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock may enable the Company's Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

  Preferred Stock. The Company's Board of Directors will have the ability to issue up to 1,000,000 shares of Preferred Stock, no par value per share, with such preferences, limitations and relative rights as they may determine, without obtaining shareholder approval. Any such shares of Preferred Stock may have voting rights. The existence of this Preferred Stock may impede the takeover of the Company without the approval of the Company's Board of Directors by enabling the Company's Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of the Company through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of Preferred Stock with voting rights may have an adverse effect on the rights of holders of Common Stock, and in certain circumstances such issuances of Preferred Stock could decrease the market price of the Common Stock.

  Georgia "Fair Price" and "Business Combination" Statutes. Pursuant to Sections 9.6 and 9.7 of its Bylaws, the Company has elected to adopt Georgia's "Fair Price" statute as set forth in Sections 14-2-1110 through 14-2-1113 of the Corporation Code and the "Business Combination" statute as set forth in Sections 14-2-1131 through 14-2-1133 of the Corporation Code. Subject to certain exclusions summarized below, the Corporation Code requires that a "Business Combination" with an "Interested Shareholder" shall be: (i) unanimously approved by the continuing directors who must constitute at least three members of the Board of Directors at the time of such approval; or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the Interested Shareholder. In addition, subject to certain exclusions summarized below, Section 14-2-1132 of the Corporation Code prohibits any "interested shareholder" from engaging in a "business combination" with a Georgia corporation for five years following the date such person became an interested shareholder.

  An "interested shareholder" generally includes: any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation or any person who is an affiliate of the corporation and who was the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation at any time within two years before the date on which such person's status as an interested shareholder is determined, and the affiliates of such person. Subject to certain exceptions, a "business combination" includes, among other things: (i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of the Company having an aggregate book value of 10% or more of the Company's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of the Company or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder; (ii) the liquidation or dissolution of the Company; (iii) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the Company, other than in the ordinary course of business; and (iv) certain other transactions involving the issuance or reclassification of securities of the Company which produce the result that 5% or more of the total equity shares of the Company, or of any class or series thereof, is owned by an interested shareholder. An interested shareholder may not receive a direct or indirect benefit, except proportionately as a shareholder, or any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation or its subsidiaries, either in anticipation of or in connection with such business combination or otherwise.

  Section 14-2-1132 does not apply to a business combination if: (i) before a person became an interested shareholder, the board of directors of the corporation approved either the transaction in which the interested shareholder became an interested shareholder or the business combination; (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, the interested shareholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an interested shareholder, the business combination is approved by the holders of a majority of the voting stock of the corporation not owned by the interested shareholder and other excluded shares.

  Certain Nomination Requirements. Pursuant to Section 3.8 of its Bylaws, the Company has established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders. Those requirements include, but are not limited to, the requirement that the nominating shareholder provide the Company: (i) notice of any proposed director within certain time frames; (ii) the name and certain biographical information on the nominee; and (iii) the notice be accompanied by a sworn or certified statement by the shareholder which indicates that the nominee has consented to the nomination and that the shareholder believes that the nominee will stand for election and will serve if elected. The chairman of any meeting of the shareholders may, for good cause shown and with proper regard for the orderly conduct of the meeting, waive in whole or in part the operation of Section 3.8 of the Company's Bylaws. These provisions could reduce the likelihood that a third party could nominate and elect individuals to serve on the Company's Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have a minimum of 665,000 and a maximum of 800,000 shares of Common Stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting Securities, by contract or otherwise. Directors of the Company and the Bank will likely be deemed to be affiliates. These Securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

  In general, under Rule 144, an affiliate of the Company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the Securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the Securities may not solicit orders or make any payment in connection with the offer or sale of Securities to any person other than the broker who executes the order to sell the Securities. This requirement may make the sale of the Common Stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the Common Stock. Rule 144 also requires persons holding restricted Securities to hold the shares for at least two years prior to sale. The Commission has proposed to reduce the two-year holding period of Rule 144 to one year. However, no assurances can be given that such proposal will be adopted, or will be adopted in the form proposed.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Alston & Bird, Atlanta, Georgia.

                                    EXPERTS

  The financial statements of the Company dated June 30, 1996, and for the period from February 14, 1996 (inception), until June 30, 1996, have been audited by Evans, Porter, Bryan & Co., independent certified public accountants, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon their authority as an expert in accounting and auditing.

                            FORSYTH BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         INDEX TO FINANCIAL STATEMENTS

Independent Accountant's Report..........................................   F-2
Financial Statements:
  Balance Sheet as of June 30, 1996......................................   F-3
  Statement of Operations for the Period of February 14, 1996 (Inception)
   to June 30, 1996......................................................   F-4
  Statement of Changes in Shareholders' Equity for the Period of February
   14, 1996 (Inception) to June 30, 1996.................................   F-5
  Statement of Cash Flows for the Period of February 14, 1996 (Inception)
   to June 30, 1996......................................................   F-6
  Notes to Financial Statements.......................................... F-7-9

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Forsyth Bancshares, Inc.

  We have audited the accompanying balance sheet of Forsyth Bancshares, Inc. (a development stage corporation) as of June 30, 1996, and the related statements of operations, changes in shareholder's equity and cash flows for the period from February 14, 1996 (inception) to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. as of June 30, 1996 and the results of its operations and its cash flows from February 14, 1996 (inception) to June 30, 1996 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Forsyth Bancshares, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 1, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 8. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amounts of liabilities that might result from the outcome of this uncertainty.

                                          Evans, Porter, Bryan & Co.

Atlanta, Georgia
August 10, 1996

                            FORSYTH BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEET

                                 JUNE 30, 1996

                               ASSETS
Cash................................................................. $ 10,050
Due from organizers..................................................   25,520
Organization costs...................................................   57,942
Deferred offering expenses...........................................    5,000
Other assets.........................................................    5,625
                                                                      --------
                                                                      $104,137
                                                                      ========
                LIABILITIES AND SHAREHOLDER'S EQUITY
Due to organizers.................................................... $105,000
                                                                      --------
Commitments and Contingencies
Shareholder's equity:
  Preferred stock, no par value; 1,000,000 shares authorized; no
   shares issued or outstanding......................................      --
  Common stock, no par value; 10,000,000 shares authorized; 5 shares
   issued and outstanding............................................       50
  Deficit accumulated during the development stage...................     (913)
                                                                      --------
    Total shareholder's equity.......................................     (863)
                                                                      --------
                                                                      $104,137
                                                                      ========


                See accompanying notes to financial statements.

                            FORSYTH BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF OPERATIONS

       FOR THE PERIOD FROM FEBRUARY 14, 1996 (INCEPTION) TO JUNE 30, 1996


Net loss, consisting of other operating expenses....................... $   913
                                                                        =======
Net loss per common share.............................................. $182.60
                                                                        =======



                See accompanying notes to financial statements.

                            FORSYTH BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

       FOR THE PERIOD FROM FEBRUARY 14, 1996 (INCEPTION) TO JUNE 30, 1996

                                                               DEFICIT
                                                             ACCUMULATED
                                                             DURING THE
                                            PREFERRED COMMON DEVELOPMENT
                                              STOCK   STOCK     STAGE    TOTAL
                                            --------- ------ ----------- -----
Proceeds from the sale of organizational
 shares....................................   $--       50       --        50
Net loss...................................    --      --       (913)    (913)
                                              ----     ---      ----     ----
Balance, June 30, 1996.....................   $--       50      (913)    (863)
                                              ====     ===      ====     ====



                See accompanying notes to financial statements.

                            FORSYTH BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF CASH FLOWS

       FOR THE PERIOD FROM FEBRUARY 14, 1996 (INCEPTION) TO JUNE 30, 1996

Cash flows from operating activities:
  Net loss........................................................... $   (913)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Increase in other assets.........................................   (5,625)
                                                                      --------
      Net cash provided by used activities...........................   (6,538)
                                                                      --------
Cash flows from investing activities:
    Increase in due from organizers..................................  (25,520)
  Organization costs.................................................  (57,942)
  Deferred offering expenses.........................................   (5,000)
                                                                      --------
      Net cash used by investing activities..........................  (88,462)
                                                                      --------
Cash flows from financing activities:
    Increase in due to organizers....................................  105,000
Proceeds from sale of organization shares............................       50
                                                                      --------
      Net cash provided by financing activities......................  105,050
                                                                      --------
Net increase in cash and cash equivalents............................   10,050
Cash at beginning of period..........................................      --
                                                                      --------
Cash at end of period................................................ $ 10,050
                                                                      ========



                See accompanying notes to financial statements.

                           FORSYTH BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION

  Forsyth Bancshares, Inc. (the "Company") was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of The Citizens Bank of Forsyth County (the "Bank"), which will operate in the Cumming/Forsyth County area. The organizers of the Bank have received preliminary regulatory approval to charter the Bank with the Department of Banking and Finance and the Federal Deposit Insurance Corporation. Provided that the application is approved timely and necessary capital is raised, it is expected that the operations will commence on December 1, 1996. The Company intends to file an application to become a bank holding company with the Federal Reserve Bank of Atlanta.

  Operations through June 30, 1996 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

  The Company plans to raise between $6,650,000 and $8,000,000 through an offering of its common stock at $10 per share. The organizers expect to subscribe for a minimum of approximately $1,405,000 of the Company's common stock.

  Upon chartering of the Bank and approval of the Company as a bank holding company, the Company and its Bank subsidiary will assume certain obligations from the organizers, including the lease obligation on the building and certain organization costs and offering expenses. Upon the successful completion of the sale of common stock, the organizers will be reimbursed from the proceeds from the offering; if the offering is not successful, all of these expenses will be absorbed by the organizers and will not become an obligation of the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Flows

  For purposes of reporting cash flows, cash consists of amounts due from banks.

 Organization Costs

  Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being capitalized and will be amortized over five years. Amortization of the organization costs will begin when banking operations commence.

 Deferred Offering Expenses

  Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to the no par value common stock.

 Pre-Opening Expenses

  Costs incurred for overhead and other operating expenses are included in the current period's operating results.

 Net Loss Per Common Share

  Net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.

                           FORSYTH BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(3) RELATED PARTY TRANSACTIONS

  The organizers of the Company have set up a partnership, FCO Partners ("FCO"), which provides the Company with the necessary funds to operate and carry on the business of organizing the Company and the bank. The organizers have contributed a total of $105,000 to FCO as of June 30, 1996, which has been reflected on the balance sheet as a liability of the Company. Additional funds which have been contributed to FCO that are available for future Company expenditures amounted to $25,520 as of June 30, 1996, and are reflected as an asset of the Company. The amounts advanced are not callable by the organizers, but are to be repaid from the proceeds of the stock offering. The Company will have no continuing obligation under the contemplated arrangements should the proceeds from the stock offering be insufficient to consummate formation of the Company or the Bank or if all regulatory approvals required to commence operations are not obtained.

(4) LINES OF CREDIT

  On August 1, 1996, the Company executed a $650,000 line of credit agreement with a bank to fund its organization, offering and pre-opening expenses. This unsecured line of credit matures on August 1, 1997 and accrues interest which is payable quarterly at the lender's prime interest rate. Each organizer has guaranteed a pro rata portion of this line of credit.

(5) PREFERRED STOCK

  Shares of preferred stock may be issued from time to time in one or more series as may be established by resolution of the board of directors of the Company. Each resolution shall include the number of shares issued, preferences, dividend provisions, special rights and limitations as determined by the board.

(6) INCOME TAXES

  At June 30, 1996, the Company had a net operating loss carryforward for tax purposes of approximately $900, which will expire in 2011 if not previously utilized. No income tax expense or benefit was recorded for the period ended June 30, 1996 due to this loss carry forward.

(7) COMMITMENTS

  On February 9, 1996, the Company entered into an operating lease agreement for a building which will serve as the main office of the Company and the Bank, contingent upon the receipt of all required regulatory approvals. The inception of the lease will be the earlier of the occupation of the facility or receipt of final regulatory approval. The anticipated minimum lease payments related to this lease are as follows:

                                                           AMOUNT
                                                           -------
         Year 1........................................... $67,500
         Year 2...........................................  69,525
         Year 3...........................................  71,611
         Year 4...........................................  73,759

  The lease will be canceled should the Company and the Bank not receive the required regulatory approvals.

  The proposed President has executed an employment agreement with the Company which provides for an initial term of five years commencing June 28, 1996, and can be extended by the Company each year so that the remaining term will continue to be five years. The Company is to maintain a $1,000,000 key man life insurance policy, with $600,000 payable to the Company and $400,000 payable to the proposed President's family. The agreement further provides for other perquisits, and subjects the proposed President to certain non-compete restrictions.

(8) LIQUIDITY AND GOING CONCERN CONSIDERATIONS

  The Company incurred a net loss of $913 for the period February 14, 1996 (date of inception) through June 30, 1996. At June 30, 1996, liabilities exceeded assets by $863.

                           FORSYTH BANCSHARES, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  At June 30, 1996, the Company had additional funds of approximately $25,000 available from the organizers partnership, FCO. Subsequent to June 30, 1996, the company has obtained a line of credit for $650,000. Management believes, considering funds available from FCO and under the line of credit, the Company has adequate resources to meet existing obligations and fund current operations, but obtaining regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

  To provide permanent funding for its operation the Company is currently offering a minimum of 665,000 and a maximum of 800,000 shares of its no par value common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. Shares issued which are outstanding at June 30, 1996 will be redeemed concurrently with the consummation of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by subscribers with their subscriptions will be returned and the offer withdrawn.

                           FORSYTH BANCSHARES, INC.

TO:
  Forsyth Bancshares, Inc.
  425 Tribble Gap Road
  Cumming, Georgia 30130
  (770) 886-9500

Ladies and Gentlemen:

  You have informed me that Forsyth Bancshares, Inc., a Georgia corporation (the "Company"), is offering up to 800,000 shares of its Common Stock, no par value per share (the "Common Stock"), at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the Prospectus furnished with this Subscription Agreement to the undersigned (the "Prospectus").

    1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "The Bankers Bank, Atlanta, Georgia, as Escrow Agent for Forsyth Bancshares, Inc." the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of Common Stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

    2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

    3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

    4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

  Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

-------------------------------    --------------------------------------------
 Number of Shares Subscribed        Name or Names of Subscribers (Please
 for (minimum 200 shares)           Print)

$
 ----------------------------    --------------------------------------------
 Total Subscription Price at        Please indicate form of ownership desired
 $10.00 per share (funds must be    (individual,
 enclosed)                          joint tenants with right of survivorship,
                                    tenants in
                                    common, trust corporation, partnership,
                                    custodian, etc.)

Date:                                                                   (L.S.)
     -------------------------    -------------------------------------
                                    Signature of Subscriber(s)*


                                                                         (L.S.)
-------------------------------    -------------------------------------
 Social Security Number or Federal  Signature of Subscriber(s)*
 Taxpayer Identification Number

                                    Street (Residence) Address:


-------------------------------
                                   --------------------------------------------


-------------------------------
                                   --------------------------------------------


-------------------------------
                                   --------------------------------------------
                                          City, State and Zip Code

  When signing as attorney, trustee, administrator or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

                     FEDERAL INCOME TAX BACKUP WITHHOLDING

  In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social Security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

  Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

  If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                              SUBSTITUTE FORM W-9

  Under penalties of perjury, I certify that: (i) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

  You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

  Each subscriber should complete this Section.


-------------------------------------     -------------------------------------
 Signature of Subscriber                   Signature of Subscriber


-------------------------------------     -------------------------------------
 Printed Name                              Printed Name


-------------------------------------     -------------------------------------
 Social Security or Employer               Social Security or Employer
 Identification No.                        Identification No.

TO BE COMPLETED BY THE COMPANY:

  Accepted as of    , 199 , as to    shares.

                                          FORSYTH BANCSHARES, INC.

                                          By:
                                             ----------------------------------

===============================================================================


 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH IN-FORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER AT ANY TIME SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                               ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Reports to Shareholders..........................................  Inside Cover
Additional Information...........................................  Inside Cover
Summary.......................................................................3
Risk Factors..................................................................7
The Company and The Bank.....................................................10
The Offering.................................................................12
Use of Proceeds..............................................................14
Capitalization...............................................................16
Selected Financial Data......................................................17
Dividend Policy..............................................................17
Proposed Business............................................................18
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations...................................................23
Supervision and Regulation...................................................24
Management...................................................................31
Description of Capital Stock of the
 Company.....................................................................35
Legal Matters................................................................38
Experts......................................................................38
Financial Statements........................................................ F-1
Subscription Agreement...................................................... A-1

                               ---------------

 UNTIL      , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECU-
RITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                800,000 SHARES

                           FORSYTH BANCSHARES, INC.

                             A HOLDING COMPANY FOR

                      THE CITIZENS BANK OF FORSYTH COUNTY

                                 COMMON STOCK

                               ---------------

                                  PROSPECTUS

                               ---------------

                                October, 1996

===============================================================================

                                    PART II

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses (other than underwriting Commissions) of the sale of the shares of Common Stock are as follows:


   Registration Fee................................................... $  2,759
   Blue Sky Fees and Expenses.........................................      250
   Printing and Engraving.............................................   20,000
   Legal Fees, Accounting Fees and Miscellaneous Expenses.............   76,991
                                                                       --------
       Total.......................................................... $100,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Articles of Incorporation of the Company contain a conditional provision which, subject to certain exceptions described below, eliminates the liability of a director to the Company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state Securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

  The Bylaws of the Company require the Company to indemnify any person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director of the Company or the Bank or any other corporation which he served as such at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

  Under the Bylaws, indemnification will be disallowed if it is established that the director: (i) appropriated, in violation of his duties, any business opportunity of the Company; (ii) engaged in willful misconduct or a knowing violation of law; (iii) permitted any unlawful distribution; or (iv) derived an improper personal benefit. In addition to the Bylaws of the Company,
Section 14-2-852 of the Corporation Code provides for mandatory indemnification by the Company "to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the Company." The Corporation Code also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable legal standard.

  The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

  The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against him or incurred by him in any such capacity, whether or not the Company would have the power to indemnify him against such liability under the bylaws.

ITEM 15. EXHIBITS.


      3.1. Articles of Incorporation.+
      3.2. Bylaws.+
      4.1. Specimen Stock Certificate.
      5.1. Opinion of Alston & Bird, counsel to the Company, as to the legality of the shares being registered.
     10.1. Sublease Agreement by and among the Company, the Bank and NationsBank, N.A. (South) dated February 9, 1996.+
     10.2 First Amendment to Sublease Agreement by and among the Company, the Bank and NationsBank, N.A. (South) dated February 16, 1996.+
     10.3 Second Amendment to Sublease Agreement by and among the Company, the Bank and NationsBank, N.A. (South) dated May 10, 1996.+
     10.4. Form of Escrow Agreement to be entered into by and between the Company and The Bankers Bank, Atlanta, Georgia.+
     10.5. Employment Agreement by and between the Company and David H. Denton dated June 28, 1996.+
     10.6. Line of Credit Note by the Company to The Bankers Bank, Atlanta,
            Georgia dated August 1, 1996.+
     23.1. Consent of Evans, Porter, Bryan & Co.
     23.2. Consent of Alston & Bird (included as part of Exhibit 5.1).
     24.1. Power of Attorney (contained on the signature page of this filing).+

--------

+ Previously filed with the Company's Registration Statement on Form S-1 (333-10909) filed August 27, 1996.

ITEM 16. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14 above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes as follows:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CUMMING, STATE OF GEORGIA, ON OCTOBER 15, 1996.

                                          Forsyth Bancshares, Inc.

                                                    /s/ David H. Denton
                                          By: _________________________________
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Director
               *                                                 October 15,
-------------------------------------                               1996
          CATHERINE M. AMOS

                                       Director and Vice
               *                        Chairman of the          October 15,
-------------------------------------   Board                       1996
          JEFFREY S. BAGLEY

                                       Director
               *                                                 October 15,
-------------------------------------                               1996
           BILL H. BARNETT

                                       Director
               *                                                 October 15,
-------------------------------------                               1996
          DANNY M. BENNETT

                                       Director
               *                                                 October 15,
-------------------------------------                               1996
         MICHAEL P. BENNETT

                                       Director
               *                                                 October 15,
-------------------------------------                               1996
           BRYAN L. BETTIS

                                       Director
               *                                                 October 15,
-------------------------------------                               1996
         TALMADGE W. BOLTON

                                        Director
               *                                                 October 15,
-------------------------------------                               1996
         THOMAS L. BOWER III

                                        Director
               *                                                 October 15,
-------------------------------------                               1996
       CHARLES R. CASTLEBERRY

         /s/ David H. Denton            President, Chief
-------------------------------------    Executive Officer       October 15,
           DAVID H. DENTON               and Director               1996

                                        Director and
               *                         Secretary               October 15,
-------------------------------------                               1996
          CHARLES D. INGRAM

                                        Director
               *                                                 October 15,
-------------------------------------                               1996
        HERBERT A. LANG, JR.

                                        Director
               *                                                 October 15,
-------------------------------------                               1996
          JOHN P. MCGRUDER

                                        Chief Financial
               *                         Officer (Principal      October 15,
-------------------------------------    Financial and              1996
           VICKI D. MELTON               Accounting Officer)

                                        Director and
               *                         Chairman of the         October 15,
-------------------------------------    Board                      1996
           JAMES J. MYERS

                                        Director
               *                                                 October 15,
-------------------------------------                               1996
            DANNY L. REID

                                        Director
               *                                                 October 15,
-------------------------------------                               1996
          CHARLES R. SMITH

                                        Director
               *                                                 October 15,
-------------------------------------                               1996
         WYATT L. WILLINGHAM

                                        Director
               *                                                 October 15,
-------------------------------------                               1996
            JERRY M. WOOD

*By:    /s/ David H. Denton
  ---------------------------------

  DAVID H. DENTON, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                            PAGE
                                                                            ----
  3.1. Articles of Incorporation+........................................
  3.2. Bylaws+...........................................................
  4.1. Specimen Stock Certificate........................................
  5.1. Opinion of Alston & Bird, counsel to the Company, as to the legality of the shares being registered..........................
 10.1. Sublease Agreement by and among the Company, the Bank and
        NationsBank, N.A. (South) dated February 9, 1996+................
 10.2  First Amendment to Sublease Agreement by and among the Company, the Bank and NationsBank, N.A. (South) dated February 16, 1996+..
 10.3  Second Amendment to Sublease Agreement by and among the Company, the Bank and NationsBank, N.A. (South) dated May 10, 1996+.......
 10.4. Form of Escrow Agreement to be entered into by and between the
        Company and The Bankers Bank, Atlanta, Georgia+..................
 10.5. Employment Agreement by and between the Company and David H.
        Denton dated June 28, 1996+......................................
 10.6. Line of Credit Note by the Company to The Bankers Bank, Atlanta,
        Georgia dated August 1, 1996+....................................
 23.1. Consent of Evans, Porter, Bryan & Co. ............................
 23.2. Consent of Alston & Bird (included as part of Exhibit 5.1)........
 24.1. Power of Attorney (contained on the signature page of this filing)+.........................................................

--------

+ Previously filed with the Company's Registration Statement on Form S-1 (333-
  10909) filed August 27, 1996.